Filed Pursuant to Rule 424(b)(2)
Registration No.: 333-260150

Prospectus Supplement

(To Prospectus dated October 8, 2021)

$400,000,000

5.641% Fixed-Reset Subordinated Notes due 2037

We are offering $400,000,000 aggregate principal amount of our 5.641% fixed-reset subordinated notes due 2037 (the “notes”).

The notes will mature on May 21, 2037 (the “Maturity Date”). The notes will bear interest (i) from and including the date of original issuance to, but excluding, May 21, 2032 (the “Reset Date”), at a rate of 5.641% per annum, and (ii) from and including the Reset Date to, but excluding, the Maturity Date at a rate per annum equal to the Five-Year U.S. Treasury Rate (as defined herein) as of the Reset Determination Date (as defined herein) plus 2.75%.

Interest on the notes will be payable semi-annually in arrears on May 21 and November 21 of each year, commencing on November 21, 2022. The notes may be redeemed by us, at our option (i) in whole, but not in part, on the Reset Date, (ii) in whole or in part, at any time and from time to time on or after November 22, 2036 (the date that is 180 days prior to the scheduled Maturity Date of the notes) or (iii) in whole, but not in part, at any time within 90 days following a Regulatory Capital Treatment Event (as defined herein), in each case, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The notes will be our unsecured and subordinated obligations and will rank (i) junior in right of payment to all of our existing and future indebtedness that is not by its terms subordinate to or equal in right of payment with the notes, (ii) equal in right of payment to all of our existing and future indebtedness that is issued on a pari passu basis and (iii) senior in right of payment to all of our existing and future indebtedness that is by its terms subordinate to the notes. None of our existing or future subsidiaries will guarantee our obligations under the notes, and, accordingly, the notes will be structurally subordinated to all existing and future liabilities of our existing and future subsidiaries.

We do not intend to apply for the listing of the notes on any securities exchange or to have the notes quoted on a quotation system.

The notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and beginning on page 21 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Form 10-K”) and beginning on page 68 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 (the “1Q22 Form 10-Q”) to read about factors you should consider before making a decision to invest in the notes.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission, the FDIC, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Notes
	Per Note	Total
Price to public(1)	100%	$400,000,000
Underwriting discount	0.450%	$1,800,000
Proceeds, before expenses, to us(1)	99.550%	$398,200,000

(1)	Plus accrued interest, if any, from May 23, 2022.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company (“DTC” or “Depositary”), for the benefit of its participants, including Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”), on or about May 23, 2022. See “Book-Entry; Delivery and Form.”

Joint Book-Running Managers

BofA Securities	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley	Citizens Capital Markets

Co-Managers

Barclays	Credit Suisse	Wells Fargo Securities

Prospectus Supplement dated May 18, 2022

PROSPECTUS SUPPLEMENT

PROSPECTUS

Neither we nor the underwriters have authorized anyone to provide you with information other than the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, or any free writing prospectus that we prepare and distribute. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus may be used only for the purposes for which they have been prepared.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have

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changed since the date such statements were made. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

For investors outside of the United States, we have not done anything that would permit the offering, possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or the distribution of this prospectus supplement outside of the United States.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, dated October 8, 2021, including the documents incorporated by reference therein, provides more general information, some of which may not apply to this offering of notes. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus) the statement in the document having the later date modifies or supersedes the earlier statement.

Unless otherwise stated in this prospectus supplement or accompanying prospectus or the context otherwise requires (for example, under Risk Factors—Risks Related to the Notes), the terms “CFG,” “Citizens,” “we,” “us,” and “our” refer to Citizens Financial Group, Inc. together with its consolidated subsidiaries.

PRIIPs Regulation Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) an investor who is not a qualified investor as defined in Regulation (EU) No 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to UK Retail Investors and Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2

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of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the UK Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) an investor who is not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

In addition, this prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at (i) persons who are outside the UK or (ii) investment professionals falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (iii) high net worth companies (and other persons to whom it may lawfully be communicated) falling within Articles 49(2)(a) to (d) of the Order, or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated, which persons together we refer to in this prospectus as “relevant persons.” Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons only.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein carefully, including the section entitled “Risk Factors” and the financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus, before you decide to invest in the notes.

Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $192.1 billion in assets as of March 31, 2022. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,300 ATMs and approximately 1,200 branches in 14 states and the District of Columbia. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities.

Citizens is a bank holding company which was incorporated under Delaware state law in 1984 whose primary federal regulator is the Board of Governors of the Federal Reserve System (“Federal Reserve”). Our primary subsidiary is Citizens Bank, N.A. (“CBNA”), a national banking association whose primary federal regulator is the Office of the Comptroller of the Currency (“OCC”). For a description of our business, financial condition, results of operations and other important information regarding CFG, we refer you to our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

Our principal executive offices are located at Citizens Financial Group, Inc. One Citizens Plaza, Providence, RI, 02903 and our telephone number is (203) 900-6715.

THE OFFERING

Issuer	Citizens Financial Group, Inc.

Notes offered	$400,000,000 aggregate principal amount of fixed-reset subordinated notes due 2037.

Maturity date	May 21, 2037.

Interest rate	The notes will bear interest (i) from and including the date of original issuance to, but excluding the Reset Date, at a rate of 5.641% per annum and (ii) from and including the Reset Date to, but excluding, the Maturity Date at a rate per annum equal to the Five-Year U.S. Treasury Rate (as defined under “Description of the Notes”) as of the Reset Determination Date (as defined under “Description of the Notes) plus 2.75%.

Day count convention	Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest payment dates	Interest on the notes will be payable semi-annually in arrears on May 21 and November 21 of each year, commencing on November 21, 2022.

Ranking	The notes will be our unsecured and subordinated obligations and will rank (i) junior in right of payment to all of our existing and future indebtedness that is not by its terms subordinate to or equal in right of payment with the notes, (ii) equal in right of payment to all of our existing and future indebtedness that is issued on a pari passu basis and (iii) senior in right of payment to all of our existing and future indebtedness that is by its terms subordinate to the notes. As of March 31, 2022, CBNA had total deposits, debt and other liabilities of approximately $169.1 billion, all of which would be structurally senior to the notes.

Repurchase at option of holders	The notes are not redeemable at the option of the holders at any time.

Optional redemption	The notes may be redeemed by us, at our option, (i) in whole, but not in part on the Reset Date, (ii) in whole or in part, at any time or from time to time on or after November 22, 2036 (the date that is 180 days prior to the scheduled Maturity Date of the notes) or (iii) in whole, but not in part, at any time within 90 days following a Regulatory Capital Treatment Event (as defined under “Description of the Notes—Optional Redemption”), in each case, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

Further issuances

We may from time to time, without notice to or the consent of the registered holders of the notes, issue further notes ranking pari passu with the notes issued in this offering and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or the first payment of interest following the issue date of such further notes) and provide that such further notes may be consolidated and form a single series with the notes issued in this offering. Any further notes issued as part of a single series with the notes issued in this offering will have separate CUSIP and ISIN numbers unless such further notes are fungible with the notes issued in this offering for tax and securities law purposes.

Use of proceeds	The net proceeds to us from the sale of the notes, after deduction of the discount and estimated offering expenses payable by us, are anticipated to be approximately $397 million. We intend to use the net proceeds from the sale of the notes for general corporate purposes. See “Use of Proceeds.”

Trustee	The Bank of New York Mellon.

Governing law	New York.

Form and denominations	The notes will be issued in registered form in a minimum denomination of $2,000 and authorized denominations of any integral multiples of $1,000 in excess thereof. The notes will be evidenced by one or more global securities deposited with or on behalf of DTC and registered in the name of Cede & Co. as DTC’s nominee.

No listing	We do not intend to apply for the listing of the notes on any securities exchange or to have the notes quoted on a quotation system.

Conflict of Interest	Because Citizens Capital Markets, Inc., an underwriter for this offering, is our wholly owned subsidiary, a conflict of interest under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, Citizens Capital Markets, Inc. will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

CUSIP/ISIN	174610BE4 / US174610BE40

Risk factors	Investing in the notes involves risks. You should consider carefully all of the information in this prospectus supplement and any applicable final term sheet. In particular, you should consider carefully the risk factors described in “Risk Factors” beginning on page S-4 of this prospectus supplement, on page 21 of our 2021 Form 10-K and on page 68 of our 1Q22 Form 10-Q and incorporated by reference herein before purchasing any notes.

Concurrent unregistered offering	In a concurrent unregistered offering, our subsidiary CBNA is offering $650,000,000 aggregate principal amount of its 4.119% Fixed/Floating Rate Senior Notes due 2025 (the “Bank Notes”) under its $10 billion Global Bank Note Program. The Bank Notes are being offered pursuant to Section 16.6 of the regulations of the OCC and an exemption provided in Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and they are not being offered pursuant to this prospectus supplement and the accompanying prospectus.

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RISK FACTORS

An investment in notes involves risks. This prospectus supplement does not describe all of these risks. You should carefully consider the risks described below, the risks described in Item 1A, “Risk Factors” in our 2021 Form 10-K and in Item 1A, “Risk Factors” in our 1Q22 Form 10-Q, as updated in subsequently filed reports with the SEC, which risk factors and subsequently filed reports are incorporated by reference herein, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes. Our business, financial condition or results of operations could be materially adversely affected by any of these risks.

Risks Related to the Notes

Our results of operations and our ability to pay principal and interest on the notes depends upon the results of operations of our subsidiaries.

Citizens Financial Group, Inc. is a separate and distinct legal entity from our banking and non-banking subsidiaries. Our principal source of funds to pay principal and interest on the notes is dividends from CBNA. Various federal and state statutes and regulations limit the amount of dividends that our banking and non-banking subsidiaries may pay to us without regulatory approval. In particular, dividend and other distributions from CBNA to us may require notice to or approval of the applicable regulatory authority. There can be no assurances that we would receive such approval.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiary, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if CBNA were to pay dividends. The Federal Reserve and OCC have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings.

Payment of dividends could also be subject to regulatory limitations if CBNA becomes “under-capitalized” for purposes of the “prompt corrective action” regulations of the OCC, or if CBNA fails to satisfy the “buffer” requirements in the OCC’s regulatory capital rules.

Our obligations under the notes will be unsecured and subordinated.

The notes will be our unsecured and subordinated obligations and will rank junior in right of payment to all of our existing and future indebtedness that is not by its terms subordinate to or equal in right of payment with the notes. As of March 31, 2022, Citizens Financial Group, Inc. had approximately $1.8 billion of debt and other liabilities outstanding that would be senior to the notes. Further, as of March 31, 2022, Citizens Financial Group, Inc. had approximately $1.6 billion of principal amount of debt outstanding that would have ranked equal in right of payment with the notes.

In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any indebtedness that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of senior indebtedness. In the event and during the continuation of any default in the payment of principal of, or premium, if any, or interest, if any, on, any senior indebtedness beyond any applicable grace period, or in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, or would occur as a result of certain payments, permitting the holders of the relevant senior indebtedness (or a trustee on behalf of the holders thereof) to accelerate its maturity, then, unless and until we cure the default or event of default or the default or event of default is waived or ceases to exist, we will not make any payment of the principal of, or premium, if any, or interest, if any, on the notes, or in respect of any redemption, exchange, retirement, purchase or other acquisition of any of the notes.

The notes will be structurally subordinated to the obligations of our subsidiaries, which are not guarantors of the notes.

Because we are a non-operating holding company, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary during that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are a creditor with recognized claims against the subsidiary. In addition, any extensions of credit from us to CBNA that are included in CBNA’s capital would be subordinate in right of payment to depositors and to certain other indebtedness of CBNA. Claims from creditors (other than us) against CBNA may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. The notes are not obligations of our subsidiaries or guaranteed by our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the notes. The indenture relating to the notes does not limit the ability of our subsidiaries to issue or incur additional debt. As of March 31, 2022, CBNA had total deposits, debt and other liabilities of approximately $169.1 billion, all of which would be structurally senior to the notes.

You should not expect us to redeem the notes when they are redeemable at our option.

Under the Federal Reserve’s capital regulations, any redemption of the notes would be subject to the prior approval of the Federal Reserve and we may not redeem the notes unless they are replaced with other capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that, following redemption, we will continue to hold capital commensurate with our risk. There can be no assurance that the Federal Reserve would approve any redemption of the notes that we may propose.

Citizens has the right to redeem the notes on certain dates or upon the occurrence of certain events.

We may, at our option, redeem the notes (i) in whole, but not in part on the Reset Date, (ii) in whole or in part, at any time or from time to time on or after November 22, 2036 (the date that is 180 days prior to the scheduled Maturity Date of the notes) or (iii) in whole, but not in part, at any time within 90 days following a Regulatory Capital Treatment Event (as defined under “Description of the Notes—Optional Redemption”), in each case at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

Redemption of the notes is subject to our receipt of the prior approval of the Federal Reserve and to the satisfaction of any conditions set forth in the capital regulations of the Federal Reserve specifically applicable to the redemption of the notes. There can be no assurance that the Federal Reserve would approve any redemption of the notes that we may propose. If we elect to redeem your notes, you may not be able to reinvest the redemption proceeds in securities offering a comparable anticipated rate of return. The exercise of (or perceived likelihood of exercise of) the redemption feature of the notes may limit their market value.

The indenture relating to the notes will not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued will not place any limitation on the amount of secured or unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as an investor in the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value, if any, of your notes, and a risk that the credit rating of the notes is lowered or withdrawn.

Holders of the notes will have limited rights if there is an event of default.

Payment of the principal of the notes may be accelerated only upon the occurrence of certain events of bankruptcy or insolvency involving us. There is no right of acceleration in the case of default in the payment of interest on the notes or in the performance of any of our other obligations under the notes. See “Description of the Notes—Events of Default; Defaults.”

The indenture relating to the notes contains no financial covenants and does not contain a provision that would provide protection against a dramatic decline in credit quality.

The indenture relating to the notes contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities. In addition, the indenture does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

Holders of the notes could be at greater risk for being structurally subordinated if we transfer, convey or lease our properties and assets substantially as an entirety to one or more of our majority-owned subsidiaries.

If we convey, transfer or lease our properties and assets substantially as an entirety to one or more of our direct or indirect majority-owned subsidiaries, the subsidiary or subsidiaries will not be required to assume our obligations under the notes, and we will remain the sole obligor on the notes. In such event, creditors of any such subsidiary or subsidiaries would have additional assets from which to recover on their claims while holders of the notes would be structurally subordinated to creditors of such subsidiary or subsidiaries with respect to such assets. See “Description of Notes—Consolidation, Merger and Sale of Assets” for further information.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not necessarily reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Changes in our credit ratings may affect the value of the notes.

There is no assurance that a rating will remain for any given period of time or that a rating will not be suspended, lowered or withdrawn by the relevant rating agency if, in its judgment, circumstances in the future so warrant. In the event that a rating assigned to the notes or to us is subsequently suspended, lowered or withdrawn for any reason, the market value of the notes is likely to be adversely affected.

There may not be any trading market for the notes.

There is currently no secondary market for the notes and we cannot assure you that one will develop. Even if a market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few or no buyers if you choose to sell your notes prior to maturity and this may reduce the price you receive or your ability to sell the notes at all.

Some or all of the underwriters have advised us that they presently intend to make a market in the notes after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice.

Any trading market for, and trading value of, the notes may be affected by a number of factors. These factors include, but are not limited to:

•	our financial performance;

•	the level of liquidity of the notes;

•	the time remaining to maturity of the notes;

•	the aggregate amount outstanding of the relevant notes;

•	the redemption features of the notes;

•	the market for similar securities; and

•	the level, direction and volatility of market interest rates generally.

As a result of these factors, you may not be able to sell your notes at a price you believe is appropriate or that is at least equal to the price you paid for the notes or the principal amount of the notes.

The interest rate on the notes will reset on the Reset Date and may result in an interest rate that is less than the initial fixed annual rate of 5.641% in effect until the Reset Date.

The interest rate on the notes on and after the Reset Date will equal the Five-Year U.S. Treasury Rate as of the Reset Determination Date, plus 2.75% per annum. Therefore, the interest rate on the notes on and after the Reset Date could be more or less than the initial fixed rate of 5.641%. We have no control over the factors that may affect U.S. Treasury Rates, including geopolitical conditions, monetary policy and fiscal policy, as well as economic, financial, political, financial, political, regulatory or other events that may affect U.S. Treasury Rates.

The historical Five-Year U.S. Treasury Rates are not an indication of future Five-Year U.S. Treasury Rates.

In the past, U.S. Treasury Rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury Rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury Rates is not an indication that U.S. Treasury Rates are more or less likely to increase or decrease at any time, and you should not take the historical U.S. Treasury Rates as an indication of future rates.

Further, if we, in our sole discretion, determine on or prior to the Reset Determination Date that the Five-Year U.S. Treasury Rate cannot be determined in the manner described below, we may, in our sole discretion, designate a Designee (as defined below) to determine whether there is an industry-accepted successor rate to the Initial Base Rate (as defined below) and, if applicable, to determine and make certain adjustments as further described under “Description of the Notes—Payment of Principal and Interest.” These determinations will be binding on the holders of the notes and will not be subject to, and will become effective without, the consent of the holders of the notes or any other party. If we, in our sole discretion, do not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to the Five-year U.S. Treasury Rate, then the Five-Year U.S. Treasury Rate on the Reset Determination Date will be 2.891%, which is the Initial Fixed Rate minus the Spread (in each case, as defined below).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding potential future share repurchases and future dividends as well as the potential effects of the COVID-19 disruption and Russia’s invasion of Ukraine on our business, operations, financial performance and prospects, are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook,” “guidance” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date they are made, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events after the date of this prospectus supplement, except as may be required by law. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•

Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;

•

Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals, including through the integration of Investors Bancorp, Inc. (“Investors”) and the HSBC Bank U.S.A., N.A. (“HSBC”) branches;

•	The COVID-19 disruption and its effects on the economic and business environments in which we operate;

•

The impact of Russia’s invasion of Ukraine and the imposition of sanctions and other actions in response, including on economic and market conditions, inflationary pressures and the interest rate environment, commodity price and foreign exchange rate volatility, and heightened cybersecurity risks;

•	Our ability to meet heightened supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•	Our capital and liquidity requirements under regulatory capital standards and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•

Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third- party vendors or other service providers, including as a result of cyber-attacks;

•	Greater than expected costs or other difficulties related to the integration of our business and that of Investors and the relevant HSBC branches;

•	The inability to retain existing Investors or HSBC clients and employees following the closing of the Investors and HSBC branch acquisitions; and

•	Management’s ability to identify and manage these and other risks.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in this prospectus supplement, our 2021 Form 10-K and our 1Q22 Form 10-Q, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

The net proceeds to us from the sale of the notes, after deduction of the discount and estimated offering expenses payable by us, are anticipated to be approximately $397 million. We intend to use the net proceeds for general corporate purposes, which may include securities repurchase programs, dividend payments, capital expenditures, working capital, repayment or reduction of long-term and short-term debt, redemption of outstanding long-term debt, short-term debt and preferred equity securities, and the financing of acquisitions. We have not identified the amounts we will spend on any specific purpose. Accordingly, we will retain broad discretion over the use of the net proceeds.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2022 (i) on an actual basis and (ii) on an as adjusted basis to give effect to this offering, the application of the net proceeds received therefrom as set forth under “Use of Proceeds,” the issuance by CBNA of the Bank Notes, and the application of its associated net proceeds of approximately $647 million. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included in our 2021 Form 10-K and our unaudited interim consolidated financial statements and notes thereto included in our 1Q22 Form 10-Q, each incorporated by reference in this prospectus supplement.

	As of March 31, 2022
	Actual	As Adjusted
	(in millions)	(in millions)
Debt:
Short-term borrowed funds:
Other short-term borrowed funds	$25	$25

Total short-term borrowed funds	$25	$25

Long-term borrowed funds:
Citizens Financial Group, Inc.
4.150% fixed-rate subordinated debt, due September 2022 (2)	$168	$168
3.750% fixed-rate subordinated debt, due July 2024	90	90
4.023% fixed-rate subordinated debt, due October 2024	17	17
4.350% fixed-rate subordinated debt, due August 2025 (2)	133	133
4.300% fixed-rate subordinated debt, due December 2025 (2)	337	337
2.850% fixed-rate senior unsecured notes, due July 2026 (2)	498	498
2.500% fixed-rate senior unsecured notes, due February 2030 (2)	298	298
3.250% fixed-rate senior unsecured notes, due April 2030 (2)	745	745
3.750% fixed-rate reset subordinated debt, due February 2031	69	69
4.300% fixed-rate reset subordinated debt, due February 2031 (2)	135	135
4.350% fixed-rate reset subordinated debt, due February 2031 (2)	60	60
2.638% fixed-rate subordinated debt, due September 2032 (2)	551	551
Notes offered hereby	—	397

	$3,101	$3,498
Banking Subsidiaries
1.318% floating-rate senior unsecured notes, due May 2022 (1)(2)(3)(4)	$250	$250
2.650% senior unsecured notes, due May 2022 (1)(2)(3)	500	500
3.700% senior unsecured notes, due March 2023 (1)(2)	504	504
1.933% floating-rate senior unsecured notes, due March 2023 (1)(2)(4)	250	250
2.250% senior unsecured notes, due April 2025 (1)(2)	747	747
3.750% senior unsecured notes, due February 2026 (1)(2)	498	498
4.119% fixed/floating-rate senior unsecured notes, due 2025 (1)(2)	—	647
Federal Home Loan Bank advances, 0.774% weighted average rate, due through 2041	20	20
Other	24	24

	$2,793	$3,440

Total long-term borrowed funds	$5,894	$6,938

Total debt	$5,919	$6,963

	As of March 31, 2022
	Actual	As Adjusted
	(in millions)	(in millions)
Stockholders’ equity:
Series B Preferred Stock, $1,000 Liquidation Preference per share; 300,000 shares outstanding actual and as adjusted (5)	$296	$296
Series C Preferred Stock, $1,000 Liquidation Preference per share; 300,000 shares outstanding actual and as adjusted (5)	297	297
Series D Preferred Stock, $1,000 Liquidation Preference per share; 300,000 shares outstanding actual and as adjusted (5)	293	293
Series E Preferred Stock, $1,000 Liquidation Preference per share; 450,000 shares outstanding actual and as adjusted (5)	437	437
Series F Preferred Stock, $1,000 Liquidation Preference per share; 400,000 shares outstanding actual and as adjusted (5)	395	395
Series G Preferred Stock, $1,000 Liquidation Preference per share; 300,000 shares outstanding actual and as adjusted (5)	296	296
Common Stock, $0.01 par value per share	6	6
Additional paid-in capital	19,021	19,021
Retained earnings	8,209	8,209
Treasury stock	(4,918)	(4,918)
Accumulated other comprehensive loss	(2,258)	(2,258)

Total stockholders’ equity	$22,074	$22,074

Total capitalization	$27,993	$29,037

(1)	Issued under CBNA’s Global Bank Note Program.
(2)	Presented net of unamortized deferred issuance costs and discounts, and/or hedging basis adjustments.
(3)	Notes were redeemed on April 26, 2022.
(4)	Rate disclosed reflects the floating rate as of March 31, 2022.
(5)	Presented net of issuance costs.

DESCRIPTION OF THE NOTES

This prospectus supplement summarizes specific terms and provisions of the notes. The following summary of the terms and provisions of the notes does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Indenture, including the definitions therein of certain terms. As used in this “Description of the Notes,” references to the “Company,” “we,” “us,” “our,” and “CFG” refer to Citizens Financial Group, Inc. and not its subsidiaries.

General

The notes are to be issued under a subordinated indenture dated September 28, 2012 (the “Base Indenture”), as supplemented by a fifteenth supplemental indenture dated as of May 23, 2022 (as so supplemented, the “Indenture”), between us and The Bank of New York Mellon, as trustee (the “Trustee”). The notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York. The Bank of New York Mellon also will act as Paying Agent and Security Registrar for the notes. Under the Indenture, we may offer, from time to time, series of subordinated notes (the “Subordinated Debt Securities”). We are not prohibited from incurring additional subordinated debt or Senior Indebtedness.

Payment of principal on the notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving us. If we do not pay an installment of interest on the notes on the applicable Interest Payment Date, holders of the notes will not be able to accelerate the maturity of the principal of the notes by reason of such nonpayment. See “—Subordination to Senior Indebtedness” and “Events of Default; Defaults” below.

Except as set forth below, the notes will be issued in fully registered global form in the name of the nominee of DTC, in a minimum denomination of $2,000 and authorized denominations of any integral multiples of $1,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

Ranking

The notes will be our unsecured and subordinated obligations and will rank:

•	junior in right of payment to all of our existing and future Senior Indebtedness;

•	equal in right of payment with any of our existing or future Indebtedness Ranking on a Parity with the Subordinated Debt Securities; and

•	senior to any of our existing and future Indebtedness Ranking Junior to the Subordinated Debt Securities.

None of our existing or future subsidiaries will guarantee our obligations under the notes, and, accordingly, the notes will be structurally subordinated to all existing and future liabilities of our existing and future subsidiaries.

Subordination to Senior Indebtedness

Our obligation to make any payment on account of the principal of, or premium, if any, and interest, if any, on the notes will be subordinate and junior in right of payment to our obligations to the holders of our Senior Indebtedness to the extent described herein.

In the case of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or dissolution or winding up involving us, whether voluntary or involuntary, all of our obligations to holders of our Senior Indebtedness will be entitled to be paid in full before any payment, whether in cash, property, or otherwise, can be made on account of the principal of, or premium, if any, or interest, if any, on the Subordinated Debt Securities of any series, including the notes. In the event and during the continuation of any default in the payment of principal of, or premium, if any, or interest, if any, on, any Senior Indebtedness beyond any applicable grace period, or in the event that any event of default with respect to any Senior Indebtedness has occurred and is continuing, or would occur as a result of certain payments, permitting the holders of the relevant Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate its maturity, then, unless and until we cure the default or event of default or the default or event of default is waived or ceases to exist, we will not make any payment of the principal of, or premium, if any, or interest, if any, on the Subordinated Debt Securities, including the notes, or in respect of any redemption, exchange, retirement, purchase or other acquisition of any of the Subordinated Debt Securities, including the notes.

By reason of the above subordination in favor of the holders of our Senior Indebtedness, in the event of our bankruptcy or insolvency, holders of our Senior Indebtedness may receive more, ratably, and holders of the notes having a claim pursuant to the notes may receive less, ratably, than our other creditors.

Payment of Principal and Interest

Payment of the full principal amount of the notes will be due on May 21, 2037 (the “Maturity Date”).

The notes will bear interest (i) from and including the date of original issuance to, but excluding, May 21, 2032 (the “Reset Date”), at a rate of 5.641% per annum (the “Initial Fixed Rate”) and (ii) from and including the Reset Date to, but excluding, the Maturity Date at a rate per annum equal to the Five-Year U.S. Treasury Rate as of the Reset Determination Date plus 2.75% (the “Spread”).

The “Five-Year U.S. Treasury Rate” means, as of the Reset Determination Date, (i) the average of the yields on actively traded U.S. Treasury Securities adjusted to constant maturity, for five-year maturities, for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the most recently published H.15 as of 5:00 p.m. (Eastern Time) (the “Initial Base Rate”) or (ii) if there are no such published yields on actively traded U.S. Treasury Securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. Treasury Securities adjusted to constant maturity for two series of actively traded U.S. Treasury Securities, (A) one maturing as close as possible to, but earlier than, the Maturity Date, and (B) the other maturing as close as possible to, but later than, the Maturity Date, in each case for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) in the H.15 as of 5:00 p.m. (Eastern Time).

Notwithstanding the foregoing, if we, in our sole discretion, determine on or prior to the Reset Determination Date that the Five-Year U.S. Treasury Rate cannot be determined in the manner described in the immediately preceding paragraph (a “Benchmark Substitution Event”), we may, in our sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the notes or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the Initial Base Rate. If the Designee determines that there is such an industry-accepted successor rate, then the “Five-Year U.S. Treasury Rate” shall be such successor rate and, in that case, the Designee may then determine and adjust the business day convention, the definition of business day and the Reset Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the Initial Base Rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate (the “Adjustments”). If we, in our sole discretion, do not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to the Initial Base Rate, then the Five-year U.S. Treasury Rate on the Reset Determination Date will be 2.891%, which is the Initial Fixed Rate minus the Spread.

For the avoidance of doubt, any determination by us or a Designee pursuant to the preceding paragraph (including, without limitation, with respect to any Benchmark Substitution Event or any Adjustments) will not be subject to, and will become effective without, the consent of the holders of the notes or any other party.

“H.15” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve or any successor.

The “Reset Determination Date” means the day falling two Business Days prior to the Reset Date.

The interest rate for the notes following the Reset Date will be determined by the Calculation Agent, as of the Reset Determination Date. Promptly upon such determination, the Calculation Agent will notify us of such interest rate for the notes. The Calculation Agent’s determination of the interest rate will be final and binding in the absence of manifest error. Interest on the notes will be payable semi-annually on May 21 and November 21 of each year commencing on November 21, 2022 (each an “Interest Payment Date”). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payable on each Interest Payment Date will include interest accrued from and including May 23, 2022, or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, to but excluding the next Interest Payment Date.

Interest payable prior to Maturity will be payable to the persons in whose names the notes are registered at the close of business on the 15th day preceding the applicable Interest Payment Date with respect to such Interest Payment Date; provided that if the notes are global notes held by DTC, the record date for such notes will be the close of business on the Business Day preceding the applicable Interest Payment Date. Notwithstanding the foregoing, the interest payment at Maturity will include interest accrued to but excluding the Maturity Date or applicable date of redemption and will be payable to the persons to whom principal is payable.

If an Interest Payment Date, a redemption date or the Maturity Date of the notes is not a Business Day, we will make the payment on the next succeeding Business Day, but interest on that payment will not accrue or be payable as a result of such delay in payment.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the notes, issue further notes ranking pari passu with the notes issued in this offering and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and provide that such further notes may be consolidated and form a single series with the notes issued in this offering. Any further notes issued as part of a single series with the notes issued in this offering will have separate CUSIP and ISIN numbers unless such further notes are fungible with the notes issued in this offering for tax and securities law purposes.

No Additional Amounts

In the event that any payment on the notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the notes for non-U.S. holders, see “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders.”

Optional Redemption

The notes may be redeemed by us, at our option, (i) in whole, but not in part on the Reset Date, (ii) in whole or in part, at any time or from time to time on or after November 22, 2036 (the date that is 180 days prior to the scheduled Maturity Date of the notes) or (iii) in whole, but not in part, at any time within 90 days following a Regulatory Capital Treatment Event, in each case, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date. Notwithstanding the foregoing, we may not redeem the notes without having received the prior approval of the appropriate federal banking agency, if then required under capital rules applicable to us.

A “Regulatory Capital Treatment Event” means the good faith determination by us that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the date of original issuance of the notes, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the date of original issuance of the notes, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the date of original issuance of the notes, there is more than an insubstantial risk that we will not be entitled to treat the notes then outstanding as “Tier 2 capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as the notes are outstanding, to at least the same extent as of the date of original issuance of the notes.

Notice of any redemption will be sent at least 10 days but not more than 60 days before the redemption date to (w) each holder of notes to be redeemed at such holder’s registered address, (x) to the Trustee, (y) to the Security Registrar to forward to each holder of notes to be redeemed at such holder’s registered address, or (z) otherwise in accordance with the procedures of DTC. If less than all the notes are to be redeemed at our option, and the notes are global notes, the notes to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global notes held by DTC, the Trustee will select the notes (or portions thereof) to be redeemed by lot. The Trustee shall have no duty to calculate or verify the calculation of the redemption price.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption on such redemption date.

Consolidation, Merger and Sale of Assets

Under the Indenture, we may consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person without the consent of the holders of the notes, provided that:

•	any successor is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•

if applicable, the successor corporation expressly assumes, by an indenture supplemental to the Indenture, our obligation for the due and punctual payment of the principal, premium, if any, and interest, if any, on all of the Subordinated Debt Securities under the Indenture and the performance of every covenant of the Indenture on our part to be performed or observed;

•

after giving effect to the transaction, and treating any indebtedness that becomes an obligation of the successor corporation as a result of such transaction as having been incurred by the successor corporation at the time of such transaction, no Default under the Indenture, and no event that, after notice or lapse of time, or both, would become an Event of Default or a Default, as the case may be, shall have happened and be continuing; and

•	certain other conditions are met.

The foregoing requirements do not apply in the case of a conveyance, transfer or lease by us of our properties and assets substantially as an entirety to one or more entities that are direct or indirect subsidiaries in which we and/or one or more of our subsidiaries own more than 50% of the combined voting power. As a result, if we were to undertake such a transaction, such subsidiary or subsidiaries would not be required to assume our obligations under the notes and we would remain the sole obligor on the notes.

Modification and Waiver

With respect to the notes, without the consent of any holders of the notes, we and the Trustee may amend or supplement the Indenture with respect to the notes:

•	to evidence the succession of a successor corporation of our obligations under the Indenture and the outstanding notes;

•	to add to our covenants for the benefit of the holders of the notes under the Indenture or surrender any right or power we have under the Indenture or provide for guarantees of the notes;

•	to add any additional Defaults or Events of Default;

•	to change or eliminate any restrictions on the payment of principal of the notes, provided it does not materially adversely affect the interests of any holder of the notes;

•	to change anything that does not materially adversely affect the interests of any holder of the notes;

•	to cure any ambiguity, defect or inconsistency in the Indenture or to make provisions with respect to matters or questions arising under the Indenture;

•	to reflect the occurrence of a Benchmark Substitution Event and the implementation of any Adjustments following a Benchmark Substitution Event;

•	to conform the terms of the notes or the Indenture with the description set forth in this prospectus supplement; and

•	to effect certain other limited purposes described in the Indenture.

The Indenture with respect to the notes provides that we and the Trustee may modify or amend the Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding notes; provided that any modification or amendment may not, without the consent of the holder of the notes affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any notes;

•	reduce the principal amount of, or rate or amount of interest, if any, on, or any premium payable upon the redemption of any of the notes;

•	reduce the amount of principal of any discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount provable in bankruptcy;

•	change the place or currency of payment of principal of, or any premium or interest on, any of the notes;

•

impair the right to institute suit for the enforcement of any payment on or with respect to any of the notes on or after the stated maturity thereof (or, in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date);

•

reduce the percentage of principal amount of outstanding notes, the consent of whose holders is required for modification or amendment of the Indenture, or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults and their consequences; or

•

modify certain provisions of the Indenture relating to amendments of the Indenture requiring the consent of holders and waiver of past defaults or covenants, except to increase the percentage of holders required to consent to amendment or modification thereof or to provide that certain other Indenture provisions cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in principal amount of the outstanding notes may, on behalf of all holders of the notes, waive, insofar as the notes are concerned, compliance by us with certain terms, conditions and provisions of the Indenture with respect to the notes. The holders of not less than a majority in principal amount of the outstanding notes may, on behalf of all holders of the notes, waive any past default under the Indenture with respect to the notes and its consequences, except a default in the payment of principal or premium, if any, or interest, if any, or in respect of a covenant or provision which under the Indenture or supplemental indenture cannot be modified or amended without the consent of the holder of each outstanding note.

The Indenture with respect to the notes further provides that, in determining whether the holders of the requisite principal amount of notes outstanding have performed any act under the Indenture, notes owned by the Company or any other obligor upon the notes or any affiliate of the Company or of such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such act, only notes that the Trustee knows to be so owned shall be so disregarded.

Defeasance and Covenant Defeasance

The Indenture provides that we may elect, beginning no earlier than the fifth anniversary of the date of original issuance of the notes:

•

to defease and be discharged from our obligations with respect to the notes (except the obligations to register the transfer or exchange of the notes; to replace temporary or mutilated, destroyed, lost or stolen notes; to maintain an office or agency in respect of the notes; and to hold moneys for payment in trust) (“defeasance”); or

•

to be released from our obligations with respect to the notes under the provisions described under “—Consolidation, Merger and Sale of Assets” above or, if provided pursuant to a supplemental indenture, our obligations with respect to any other restrictive covenant, and any omission to comply with these obligations will not constitute a default or an Event of Default under the Indenture with respect to the notes (“covenant defeasance”);

in either case by:

•

depositing irrevocably with the Trustee as trust funds in trust (i) money in an amount, or (ii) U.S. Government Obligations (as defined in the Indenture) in an amount which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one business day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), in any such case sufficient to pay the principal of and premium, if any, and interest, if any, on the notes on the dates such installments of interest or principal and premium applicable to the notes are due; and

•	satisfying certain other conditions precedent specified in the Indenture.

Any defeasance or covenant defeasance of the notes is conditioned among other things upon our delivery of an opinion of legal counsel that the beneficial owners of such notes will have no U.S. federal income tax consequences as a result of the deposit and termination and an officers’ certificate that all conditions precedent to the defeasance have been met.

If we exercise our covenant defeasance option with respect to the notes and the notes become due and payable because of the occurrence of any Event of Default, the money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at their stated maturity but may not be sufficient to pay amounts due on the notes at the time of acceleration relating to the Event of Default. However, we would remain liable to make payment of the amounts due at the time of acceleration. Provisions of the Indenture relating to defeasance will be applicable to the notes beginning on the fifth anniversary of the date of original issuance of the notes.

We may from time to time repurchase any notes in open market purchases or negotiated transactions without prior notice to holders.

Any repurchases or defeasance of notes will be subject to our obtaining the prior approval of the Federal Reserve (or any successor appropriate federal banking agency) and any additional requirements that the Federal Reserve (or any successor appropriate federal banking agency) may impose with respect to repurchases or defeasance of the notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issuance of the notes, the Federal Reserve (or any successor appropriate federal banking agency) does not require that repurchases or defeasance of instruments be subject to approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval will be required for such repurchases or defeasance.

Reports and Other Information

We covenant to file with, or make available to, the Trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act of 1939; provided that any document publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system shall satisfy the requirements hereof if we provide the Trustee with written notice when any such document is filed.

Events of Default; Defaults

The only Events of Default under the Indenture with respect to the notes will be certain events in bankruptcy, receivership or insolvency involving us.

If an “Event of Default” with respect to the notes occurs as a result of bankruptcy, receivership, insolvency or reorganization involving us, the principal of all outstanding notes, premium, if any, and any interest accrued thereon shall become due and payable immediately without any further action on the part of the Trustee or the holders of the notes.

The application of the foregoing paragraph and any other rights under the Indenture would, in the event of the bankruptcy or insolvency involving us, be subject to applicable bankruptcy law (including, for example, the automatic stay imposed under U.S. federal bankruptcy law) and to the broad equity powers of a federal bankruptcy court, including, among other things, a determination by a court of the nature and status of the payment of claims in respect of the notes. At any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration but only if all Defaults have been remedied, or, if permitted, waived, and if certain other conditions have been satisfied.

The following events will be “Defaults” under the Indenture with respect to the notes:

•	failure to pay principal of or premium, if any, on any notes at Maturity, continued for seven days;

•	failure to pay any interest, if any, on any notes when due and payable, continued for 30 days; and

•

failure to perform any of our covenants or warranties in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with elsewhere in the Indenture, or a covenant or warranty included in the Indenture solely for the benefit of a series of Subordinated Debt Securities other than the notes), which failure continues for 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes as provided in the Indenture.

The maturity of the notes will be subject to acceleration only upon the occurrence of an Event of Default. There will be no right of acceleration upon the occurrence of any Default other than an Event of Default. If a Default with respect to the notes occurs and is continuing, the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of the notes (including, without limitation, the right to timely payment of interest) or the performance of any covenant or agreement in the Indenture, including by instituting a judicial proceeding for the collection of sums due and unpaid.

The Indenture provides that any judgment received in respect of any obligation in respect of the notes will be subordinated to the same extent as any other right to payment under the notes. The Indenture provides that, subject to the duty of the Trustee upon the occurrence of a Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of notes unless the same holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee, in its reasonable discretion, against the costs, expenses and liabilities which may be incurred. Subject to certain provisions, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, with respect to the notes.

We are required to annually furnish to the Trustee an officers’ certificate as to the performance and observance by us of certain of the terms, provisions and conditions under the Indenture with respect to notes and as to the absence of default.

Regarding the Trustee

The Bank of New York Mellon, the Trustee under the Indenture, has a designated corporate trust office at 240 Greenwich Street, New York, New York 10286. We and our banking subsidiaries maintain banking relationships with the Trustee.

Regarding the Calculation Agent

Unless we have redeemed, or called for redemption, all the outstanding notes on or prior to the Reset Date, we will appoint a calculation agent the (“Calculation Agent”) for the notes prior to the Reset Determination Date. We may appoint ourselves or an affiliate of ours as Calculation Agent.

Replacement Notes

If a note is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office of the Trustee in the City and State of New York upon payment by the holder of expenses that we and the Trustee may incur in connection therewith and the furnishing of evidence and indemnity as we and the Trustee may require. Mutilated notes must be surrendered before a replacement note will be issued.

Notices

Any notice required to be given to a holder of a note will be mailed to the last address of the holder set forth in the applicable security register, and any notice so mailed shall be deemed to have been received by the holder, whether or not the holder actually receives the notice.

Except as otherwise specified herein, so long as any notes are registered in the name of Cede & Co., as nominee for DTC, or another depositary and subject to any listing requirements, notices, reports and other information that are required to be sent to the holders of such notes may be given by delivery of the relevant notice to DTC for communication by DTC to entitled participants and account holders of such clearing systems.

Governing Law

The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

“Business Day” means any day that is not a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies in the City of New York are authorized or obligated by law to close.

The term “corporation” includes corporations, associations, companies and business trusts.

“Indebtedness for Money Borrowed” means: (a) any obligation of ours, or any obligation guaranteed by us, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments; (b) similar obligations arising from off-balance sheet guarantees and direct credit substitutes; (c) obligations associated with derivative products, such as interest-rate and foreign exchange-rate contracts, commodity contracts and similar arrangements; and (d) any deferred obligations for the payment of the purchase price of property or assets.

“Indebtedness Ranking on a Parity with the Subordinated Debt Securities” means our Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Base Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to our Subordinated Debt Securities in the right of payment upon the happening of any event of the kind specified in the case of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or dissolution or winding up involving us, whether voluntary or involuntary.

“Indebtedness Ranking Junior to the Subordinated Debt Securities” means any of our Indebtedness for Money Borrowed, whether outstanding on the date of execution of the Base Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to our Subordinated Debt Securities (and any other Indebtedness Ranking on a Parity with our Subordinated Debt Securities) in right of payment upon the happening of any event of bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or dissolution or winding up involving us, whether voluntary or involuntary.

“Maturity” means the date on which the principal of the notes becomes due and payable and includes the Maturity Date and any date of redemption.

“Senior Indebtedness” means our Indebtedness for Money Borrowed, whether outstanding on the date of the Base Indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Subordinated Debt Securities or Indebtedness Ranking Junior to the Subordinated Debt Securities. Senior Indebtedness also includes any deferrals, renewals or extensions of the Senior Indebtedness.

“Subordinated Debt Securities” means any subordinated debt securities of the Company authenticated and delivered under the Base Indenture, including as amended subsequent to the date of this prospectus supplement.

BOOK-ENTRY; DELIVERY AND FORM

Global notes

We will issue the notes in the form of one or more global notes in fully registered, book-entry form. The global notes will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC.

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.

Investors may hold their interests in such global notes directly through Euroclear and Clearstream, if they are participants in these systems, or indirectly through organizations that are participants in these systems and may hold their interests through DTC if they are participants in DTC, or indirectly through organizations that are participants in DTC. Euroclear and Clearstream will hold the interests in such global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. These depositaries, in turn, will hold the interests in such global notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

Except as set forth below, such global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

All interests in the global notes, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream also may be subject to the procedures and requirements of their systems.

Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. Neither we, the Trustee nor any paying agent takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The clearing systems have advised us as follows:

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants, known as DTC participants, deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for DTC participants’ accounts. This eliminates the need to exchange certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a DTC participant. The rules that apply to DTC and its participants are on file with the SEC.

We expect that pursuant to procedures established by DTC:

•	upon deposit of each global note, DTC will credit the accounts of participants in DTC designated by the Exchange Agent with an interest in the global note; and

•

ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated notes; and

•

will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the global note. We understand that under existing industry practice, if we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither we, the Trustee nor any paying agent, if applicable, will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee or any paying agent, if applicable, to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those notes, under the Indenture. Under the terms of the Indenture, we, the Trustee and any paying agent, if applicable, may treat the persons in whose names the notes, including the global notes, are registered as the owners of those notes for the purpose of receiving payment on those notes and for any and all other purposes whatsoever. Accordingly, none of us, the Trustee, or any paying agent, if applicable, have or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest.

Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with the clearing systems’ respective rules and operating procedures.

Upon receipt of any payment of principal or interest, DTC will credit DTC participants’ accounts on the payment date according to such participants’ respective holdings of beneficial interests in the global notes as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to DTC participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by DTC participants to owners of beneficial interests in the global notes, and voting by DTC participants, will be governed by the customary practices between the DTC participants and owners of beneficial interests, as is the case with securities held for the accounts of customers registered in street name. However, these payments will be the responsibility of the DTC participants and not of DTC, the Trustee, any paying agent, if applicable, or us.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates.

Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include an underwriter, dealer, agent or purchaser engaged by us to sell the notes. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear plc, a U.K. limited liability company, and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include an underwriter, dealer, agent or purchaser engaged by us to sell the notes.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank regulated by the Belgian Banking and Finance Commission and is overseen as the operator of a securities settlement system by the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

We expect the notes will trade in DTC’s Same-Day Funds Settlement System. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the notes in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositary.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the notes settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow these procedures in order to facilitate transfers of interests in the notes among participants of DTC, Clearstream and Euroclear, they will be under no obligation to perform or continue to perform these procedures and these procedures may be changed or discontinued at any time by any of them. Neither we, the Trustee nor any paying agent, if applicable, will have any responsibility for the performance of DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If:

•

DTC notifies us that it is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, or if DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	An Event of Default has occurred and is continuing, and DTC (or any successor depositary) requests the issuance of certificated notes; or

•	we instruct the Trustee that the global note is exchangeable for notes in certificated form,

the global note or global notes for the notes will be exchangeable for notes of the same series in certificated form with the same terms and of an equal aggregate principal amount, in a minimum denomination of $2,000 and authorized denominations of any integral multiple of $1,000 in excess thereof. The certificated notes will be registered in the name or names as DTC instructs the Trustee or any registrar appointed by us. We expect that instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes. Upon the issuance of certificated notes, the Trustee or any registrar appointed by us is required to register the certificated notes in the name of that person or persons, or their nominee, and cause the certificated notes to be delivered.

Payment of interest due on the notes in certificated form other than at maturity will be made at the corporate trust office of the Trustee or, at our option, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register, except that a holder of notes may be entitled to receive interest payments on any applicable Interest Payment Date other than at maturity by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the Trustee at least 30 days prior to the applicable Interest Payment Date. Any wire instructions received by the Trustee will remain in effect until revoked by the holder.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of owning and disposing of notes purchased in this offering at their original issue price and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences and consequences arising under special timing rules prescribed under section 451(b) of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), as well as differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	a regulated investment company;

•	a dealer or trader in securities that uses a mark-to-market method of accounting;

•	holding notes as part of a “straddle” or integrated transaction;

•	holding notes that are a hedge or that are hedged against interest rate risks;

•	a person that purchases or sells notes as part of a wash sale for tax purposes;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a tax-exempt entity; or

•	a partnership for U.S. federal income tax purposes.

If you are an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax advisor with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of the notes and are:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Interest on the notes will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for federal income tax purposes. It is expected, and this discussion assumes, that the notes will not be issued with original issue discount (“OID”) at or above a de minimis threshold. In general, however, if the notes are issued with OID at or above a de minimis threshold, you will be required to include OID in gross income, as ordinary income, under a “constant-yield method” before the receipt of cash attributable to such income, regardless of your regular method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of the notes, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your adjusted tax basis in the note. Your adjusted tax basis in the notes will generally equal the cost of the notes. For this purpose, the amount realized does not include any amount attributable to accrued interest, which will be treated as interest and will be subject to the treatment described under “Payments of Interest” above.

Gain or loss realized on the sale or other taxable disposition of notes will generally be capital gain or loss, and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the notes have been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of notes and are:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are or become a former citizen or former resident of the United States, in either of which cases you should consult your tax advisor regarding the U.S. federal income tax consequences of owning or disposing of the notes.

Payments on the Notes

Subject to the discussion below under “Backup Withholding and Information Reporting” and “FATCA Legislation,” payments of principal and interest on the notes will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•

you submit to the withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E, or an acceptable substitute form, upon which you certify, under penalties of perjury, that you are not a U.S. person; and

•	the interest is not effectively connected with your conduct of a trade or business in the United States as described below.

Special rules regarding the certification procedures described above apply in the case of a Non-U.S. Holder that holds the notes through nominees or intermediaries.

If you cannot satisfy one of the first three requirements described above and payments of interest on the notes are not exempt from withholding because it is effectively connected with your conduct of a trade or business in the United States, as described below, those payments will be subject to withholding tax at a rate of 30%, or the lower rate specified by an applicable treaty.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion below under “Backup Withholding and Information Reporting” and “FATCA Legislation,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of notes, unless the gain is effectively connected with your conduct of a trade or business in the United States, as described below, although any amounts attributable to accrued interest will generally be treated as interest, as described above under “Payments on the Notes.”

Effectively Connected Income

If interest or gain on the notes is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed on that income in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

If you are a U.S. Holder, information returns are required to be filed with the IRS in connection with payments on the notes and proceeds received from a sale or other disposition of the notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption.

If you are a Non-U.S. Holder, information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Legislation

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Payments of interest that you receive in respect of the notes could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. Documentation that you provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay the holder’s receipt of any amounts withheld.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts (“IRAs”), Keogh plans for self-employed individuals and any other plans that are subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans, unless a statutory or administrative exemption applies. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we, an underwriter or any other party involved with this offering (or their respective affiliates) is or becomes a Party in Interest with respect to a Plan, the purchase, holding and subsequent disposition of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below). A nonexempt prohibited transaction must be unwound and Parties in Interest and Plan fiduciaries may be subject to fines and tax penalties. In addition, an IRA that engages in a nonexempt prohibited transaction could lose its tax status under the circumstances described in Section 408(e) of the Code.

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding and subsequent disposition of the notes. Those class exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither Citizens, the underwriters nor any of their affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any Plan or any person investing “plan assets” of any Plan (within the meaning of U.S. Department of Labor regulation Section 2510.3-101 as modified by ERISA Section 3(42)) unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase, holding and subsequent disposition of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) it is not a Plan and its purchase, holding and subsequent disposition of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase, holding and subsequent disposition of the notes will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA

Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that such purchase, holding and subsequent disposition is not and will not be prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition, holding and subsequent disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

Each fiduciary of a Plan or Non-ERISA Arrangement that purchases and holds the notes has exclusive responsibility for ensuring that such purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. Neither Citizens, the underwriters nor any of their affiliates are undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition or holding of the notes. The sale of any notes to any Plan or Non-ERISA Arrangement is in no respect a representation by us, the underwriters or any of our respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)

BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Citizens Capital Markets, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement between us and each of the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$72,800,000
Goldman Sachs & Co. LLC	72,800,000
J.P. Morgan Securities LLC	72,800,000
Morgan Stanley & Co. LLC	72,800,000
Citizens Capital Markets, Inc.	72,800,000
Barclays Capital Inc.	12,000,000
Credit Suisse Securities (USA) LLC	12,000,000
Wells Fargo Securities, LLC	12,000,000

Total	$400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discount and Concessions

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.25% of the principal amount of the notes. After the initial offering, the public offering price, the concession or any other term of the offering may be changed.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or to have the notes quoted on a quotation system. Some or all of the underwriters have advised us that they presently intend to make a market in the notes after the completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. There is currently no secondary market for the notes and we cannot assure you that one will develop. If the secondary market for the notes is limited, there may be few or no buyers if you choose to sell your notes prior to maturity and this may reduce the price you receive or your ability to sell the notes at all. See “Risk Factors—Risks Related to the Notes—There may not be any trading market for the notes.”

No Sales of Similar Securities

We have agreed that we will not, for the period from the date of this prospectus supplement through and including the closing date, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement and the Bank Notes.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Delivery of the Notes

We expect that delivery of the notes will be made against payment therefor on or about May 23, 2022, which will be the third business day after the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes will settle in three business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to EEA Retail Investors

In relation to each member state of the EEA, the notes which are the subject of the offering contemplated by this prospectus supplement are not intended to be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II;

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes.

Consequently, no key information document required by the PRIIPs Regulation for offering or selling the relevant notes or otherwise making them available to retail investors in the EEA would be prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to UK Retail Investors and Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed, severally and not jointly, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes which are the subject of the offering contemplated by this prospectus supplement to any retail investor in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

In addition, this prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at (i) persons who are outside the UK or (ii) investment professionals falling within Article 19 (5) of the Order, (iii) high net worth companies (and other persons to whom it may lawfully be communicated) falling within Articles 49(2)(a) to (d) of the Order, or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated, which persons together we refer to in this prospectus as “relevant persons.” Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons only.

Each underwriter has, severally and not jointly, represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the UK.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. The notes may not and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to the notes may be issued or will be issued or may be or will be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO or any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Act No. 25 of 1948, as amended, the “FIEL”) and each underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any notes, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (as modified and amended from time to time, the “SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275 (1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust will not be transferable within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A), or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

SFA Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all persons (including all relevant persons as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance of prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the issuer, or the notes have been or will be filed with or approved by any Swiss regulatory authority.

Conflicts of Interest

Because Citizens Capital Markets, Inc., an underwriter for this offering, is our wholly owned subsidiary, a conflict of interest under FINRA Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, Citizens Capital Markets, Inc. will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

VALIDITY OF SECURITIES

The validity of the notes offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for us and our subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements of Citizens Financial Group, Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this Prospectus Supplement, and the effectiveness of Citizens Financial Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the notes offered hereby. This prospectus supplement, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange, or the “NYSE.” For further information on obtaining copies of our public filings at the NYSE, you should call 212-656-3000.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 23, 2022;

•	Quarterly Report on Form 10-Q for the quarter ended March 31,2022, filed on May 4, 2022; and

•	Current Reports on Form 8-K filed on February 22, 2022, March 25, 2022, February 24, 2020, April 4, 2022, April 7, 2022 and April 29, 2022.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

Citizens Financial Group, Inc.

600 Washington Blvd.

Stamford, CT 06901

Attn: Corporate Secretary

Telephone: (203) 900-6715

E-mail: CFGinvestorrelations@citizensbank.com

We have also filed a registration statement (No. 333-260150) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the notes. The registration statement may contain additional information that may be important to you.

Our reports and documents incorporated by reference into this prospectus supplement may also be found in the “Investor Relations” section of our website at http://www.citizensbank.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or any registration statement of which it forms a part.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

We may offer from time to time common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts or units that may include any of these securities or securities of other entities. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling security holders may be identified in supplements to this prospectus and may offer and sell these securities from time to time.

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus, any prospectus supplement, any related free writing prospectus, and any documents incorporated by reference herein and therein, carefully before you invest.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “CFG.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in these securities involves certain risks. See “Risk Factors” on page 6 of this prospectus and any additional risk factors included in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should consider before deciding to purchase these securities.

The securities offered by this prospectus and any supplement will not be savings accounts, deposits or other obligations of any bank and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 8, 2021

We have not authorized anyone to provide any information other than the information contained in this prospectus or any prospectus supplement including the information incorporated by reference, or in any free writing prospectus prepared by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus is accurate as of any date other than the date of the applicable document dates. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated in this prospectus or the context otherwise requires (for example, in the references under “Citizens Financial Group, Inc.”), the terms “CFG,”, “Citizens”, “we,” “us,” and “our” refer to Citizens Financial Group, Inc. and do not include its consolidated subsidiaries.

i

CITIZENS FINANCIAL GROUP, INC.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $185.1 billion in assets as of June 30, 2021. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,000 ATMs and approximately 1,000 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities.

Our principal executive offices are located at One Citizens Plaza in Providence, Rhode Island, and our telephone number is (203) 900-6715.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we or any selling security holders to be named in a prospectus supplement may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or any selling security holders to be named in a prospectus supplement may offer. Each time we or any selling security holders to be named in a prospectus supplement sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto. Other information about us may also be found in the “Investors Relations” section of our website at http://www.citizensbank.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on the SEC’s website and the information on, or accessible through, our website do not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)

Annual Report on Form 10-K for the fiscal year ended December  31, 2020 (including information specifically incorporated therein by reference from the Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting of Shareholders, filed on March 5, 2021);

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed on May 5, 2021 and August 3, 2021, respectively;

(c)

Current Reports on Form 8-K filed January 12, 2021, January  20, 2021 (only those portions deemed filed and not furnished), January  27, 2021, February  10, 2021, February  11, 2021, February  24, 2021, February  24, 2021, April  23, 2021, June  4, 2021, June  11, 2021, July  9, 2021, July  28, 2021, July  30, 2021 and September 8, 2021 (only those portions deemed filed and not furnished); and

(d)	Description of Citizens common stock, par value $0.01 per share, contained in Registration Statement on Form 8-A, relating to our common stock, filed on September 19, 2014.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Citizens Financial Group, Inc.

One Citizens Plaza

Providence, Rhode Island 02903

Attn: Investor Relations

Tel.: (203) 900-6715

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any related free-writing prospectus and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date they are made, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•

Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits, which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;

•

Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals, including through the integration of Investors Bancorp, Inc. and the HSBC branch acquisition;

•	The COVID-19 pandemic and associated lockdowns and their effects on the economic and business environments in which we operate;

•	Our ability to meet heightened supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•

Our capital and liquidity requirements (including under regulatory capital standards, such as the U.S. Basel III capital rules) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•

Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•

Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, except as required by law.

More information about factors that could cause actual results to differ materially from those described in forward-looking statements can be found under “Risk Factors” our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, as well as the other information included or incorporated by reference in this prospectus.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2020, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us in the manner and for the purposes set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the restated certificate of incorporation and amended and restated bylaws, copies of which were filed with the SEC as exhibits to our periodic and current reports, and applicable law.

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $25.00 per share. Shares of capital stock may be issued in certificated or uncertificated form.

Because Citizens is a holding company, the rights of Citizens to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of Citizens stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that Citizens itself may be a creditor of that subsidiary with recognized claims. Claims on Citizens’ subsidiaries by creditors other than Citizens will include substantial obligations with respect to deposit liabilities, indebtedness for borrowed money and purchased funds.

Common Stock

Common stock outstanding. As of September 30, 2021, there were 426,090,457 shares of common stock outstanding which were held of record by nine stockholders of record (including Cede & Co.). This stockholder figure does not include what we estimate to be a substantially greater number of holders whose shares are held of record by banks, brokers and other financial institutions. All outstanding shares of common stock are fully paid and non-assessable.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

The following series of Citizens preferred stock are issued and outstanding:

•	300,000 shares of 6.000% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, $1,000 liquidation preference per share, which we refer to as the “Series B preferred stock”;

•	300,000 shares of 6.375% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C, $1,000 liquidation preference per share, which we refer to as the “Series C preferred stock”;

•	300,000 shares of 6.350% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D, $1,000 liquidation preference per share, which we refer to as the “Series D preferred stock”;

•	450,000 shares of 5.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series E, $1,000 liquidation preference per share, which we refer to as the “Series E preferred stock”;

•	400,000 shares of 5.650% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series F, $1,000 liquidation preference per share, which we refer to as the “Series F preferred stock”; and

•	300,000 shares of 4.000% Fixed-Rate Reset Noncumulative Perpetual Preferred Stock, Series G, $1,000 liquidation preference per share, which we refer to as the “Series G preferred stock.”

Unless otherwise indicated, the terms and provisions described below relate to each of Citizens’ Series B preferred stock, the Series C preferred stock, the Series D preferred stock, the Series E preferred stock, the Series F preferred stock and the Series G preferred stock, which we collectively refer as the “Citizens preferred stock.” Other than as described below, the terms of the Series B preferred stock, the Series C preferred stock, the Series D preferred stock, the Series E preferred stock, the Series F preferred stock and the Series G preferred stock are substantially similar.

Ranking

Each series of Citizens preferred stock ranks on a parity with each other as to payment of dividends and amounts payable upon liquidation, dissolution or winding up of the company. Each series of Citizens preferred stock ranks prior to the Citizens common stock as to payment of dividends and amounts payable on liquidation, dissolution or winding up.

Conversion

No shares of Citizens preferred stock are convertible into Citizens common stock or any other class or series of Citizens’ securities.

Dividends

Dividends on the Citizens preferred stock, if declared by the Citizens board, accrue and are payable at the respective rates specified below:

•

Series B preferred stock: semi-annually at a fixed rate per annum equal to 6.000% to, but excluding, July 6, 2023 and thereafter quarterly at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.003%;

•

Series C preferred stock: quarterly at a fixed rate per annum equal to 6.375% to, but excluding, April 6, 2024 and thereafter quarterly at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.157%;

•

Series D preferred stock: quarterly at a fixed rate per annum equal to 6.350% to, but excluding, April 6, 2024 and thereafter quarterly at a floating rate per annum equal to the three-month U.S. dollar LIBOR on the related dividend determination date plus 3.642%;

•	Series E preferred stock: quarterly at a fixed rate per annum equal to 5.000%;

•

Series F preferred stock: quarterly at a fixed rate per annum equal to 5.650% to, but excluding, October 6, 2025 and thereafter quarterly at a rate equal to the Five-year U.S. Treasury Rate, plus 5.313%; and

•

Series G preferred stock: quarterly at a fixed rate per annum equal to 4.000% to, but excluding, October 6, 2026 and thereafter quarterly at a rate equal to the Five-year U.S. Treasury Rate, plus 3.215%.

Dividends on the shares of Citizens preferred stock are non-cumulative. Shares of the Citizens preferred stock have priority over the Citizens common stock with regard to the payment of dividends.

Redemption

The Citizens preferred stock is not subject to any sinking fund or other similar obligation for repurchase or retirement. The Citizens preferred stock is redeemable at Citizens’ option as follows:

•

the Series B preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after July 6, 2023 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends;

•

the Series C preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after April 6, 2024 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends;

•

the Series D preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after April 6, 2024 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends;

•

the Series E preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after January 6, 2025 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends;

•

the Series F preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after October 6, 2025 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends; and

•

the Series G preferred stock is redeemable (i) in whole or in part, from time to time, on any dividend payment date on or after October 6, 2026 or (ii) in whole but not in part at any time within 90 days of certain changes to regulatory capital requirements, in each case at a redemption price of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting

The Citizens preferred stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if Citizens fails to pay for the equivalent of three semi-annual or six full quarterly dividend payments, whether or not for consecutive periods, the right to vote on certain matters that could adversely affect the holders of the Citizens preferred stock and on certain other matters to the extent required by law.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Citizens, whether voluntary or involuntary, before any distribution or payment out of our assets may be made to or set aside for the holders of any capital stock ranking junior to the Citizens preferred stock, holders of Citizens preferred stock will be entitled to receive out of Citizens’ assets legally available for distribution to Citizens’ stockholders (i.e., after satisfaction of all liabilities to creditors, if any) an amount equal to $1,000 per share, plus any dividends that have been declared but not paid prior to the date of payment of distributions to stockholders, without regard to any undeclared dividends.

Anti-Takeover Effects of Some Provisions

Some provisions of our restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise, or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, make coercive takeover practices and inadequate takeover bids more difficult to execute. These provisions also encourage persons seeking to acquire control of us to first negotiate with our Board.

Election and Removal of Directors. The number of directors that will constitute the Board will be fixed from time to time by resolution of our Board, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of certain events involving the non-payment of dividends. Our Board currently has 13 members.

Our restated certificate of incorporation and amended and restated bylaws provide that directors may be removed, with or without cause, by an affirmative vote of holders of shares representing a majority of the outstanding shares then entitled to vote at an election of directors. Any vacancy occurring on our Board and any newly created directorship may be filled only by a vote of a majority of the remaining directors in office or by the sole director remaining in office.

Limits on Written Consents. Our restated certificate of incorporation and amended and restated bylaws provide that stockholder action, other than actions by the holders of one or more classes of Preferred Stock, can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Stockholder Meetings. Our restated certificate of incorporation and amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our Board, our chief executive officer or the Board, pursuant to a resolution adopted by a majority of our Board, or Citizens’ corporate secretary, upon written request by record stockholders owning at least twenty-five percent (25%) of the voting power of all outstanding share of Citizens common stock.

Super-Majority Approval Requirements. The Delaware General Corporation Law generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of holders of 75% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions, including those relating to voting rights, the structure and authority of the Board, meetings of stockholders, indemnification of directors and officers, amendment of our restated certificate of incorporation and amended and restated bylaws, and certain other provisions. This requirement of a super-majority vote to approve amendments to our restated certificate of incorporation and amended and restated bylaws could enable a minority of our stockholders to effectively exercise veto power over any such amendments.

Other Limitations on Stockholder Actions. Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our amended and restated bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must generally deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•	a description of all agreements, arrangements and understandings between the stockholder and any other person (including the names of such persons) in connection with the proposal.

To be timely, a stockholder must generally deliver notice to the corporate secretary:

•

in connection with an annual meeting of stockholders, not less than 120 days nor more than 150 days prior to the first anniversary of the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business (A) no earlier than 120 days prior to the annual meeting and (B) no later than 70 days prior to the date of the meeting or the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•

in connection with the election of a director at a special meeting of stockholders, (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made.

In order to submit a nomination for our Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information.

A stockholder may also submit a nomination for our Board or the proposal of other business by submitting a proposal to us in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by us to solicit proxies for the meeting of stockholders.

If a stockholder fails to follow the required procedures, the stockholder’s proposal or nomination will be ineligible and will not be voted on by our stockholders.

Restrictions on Ownership

The BHC Act requires any “bank holding company,” as defined in the BHC Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of Citizens common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Citizens common stock under the Change in Bank Control Act of 1978, as amended. Any holder of 25% or more of Citizens common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over Citizens, is subject to regulation as a bank holding company under the BHC Act.

Under the regulations of the Federal Reserve Board implementing the BHC Act, if any holder of any series of preferred stock is or becomes entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or such lower amount of the preferred stock, may be deemed, when coupled with other factors, to constitute a “controlling influence” over Citizens, and will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the approval of the Federal Reserve Board under the BHC Act to acquire or maintain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or maintain 10% or more of that series.

Dissenters’ Rights of Appraisal and Payment

Under the Delaware General Corporation Law, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the Delaware General Corporation Law, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the Delaware General Corporation Law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Forum Selection

Pursuant to our restated certificate of incorporation, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Limitation of Liability of Directors and Officers

Our restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Listing

Our common stock is listed on the NYSE under the symbol “CFG.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock and Preferred Stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be specified in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include, as applicable, dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The applicable prospectus supplement will identify the depositary, describe the specific terms of any depositary shares and the material terms of the related deposit agreement.

DESCRIPTION OF DEBT SECURITIES

The debt securities will constitute either senior or subordinated debt of CFG. The debt securities that are sold may be exchangeable for and/or convertible into common shares or any of the other securities that may be sold under this prospectus. The senior debt securities will be issued under pursuant to a senior debt indenture, dated October 28, 2015 (as amended or supplement from time to time), between us and The Bank of New York Mellon, as senior debt trustee, or pursuant to one or more separate senior indentures between us and a designated trustee. The subordinated debt securities will be issued pursuant to a subordinated indenture dated September 28, 2012 (as amended and supplemented from time to time) between us and The Bank of New York Mellon, as subordinated debt trustee, or pursuant to one or more other separate subordinated indentures between us and a designated trustee. We will include in the prospectus supplement relating to any series of senior or subordinated debt securities being offered the specific terms of such series, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, depositary shares, shares of common stock or any combination of such securities. The terms of any units to be issued will be set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We and/or the selling security holders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In addition, to the extent this prospectus is used by any selling security holder to resell common stock or other securities, information with respect to the selling security holder will be contained in a prospectus supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

If we and/or the selling security holders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all such securities, if any are purchased.

We and/or the selling security holders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling security holders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us and/or the selling security holders, if applicable, to indemnification by us and/or the selling security holders, if applicable, against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on the NYSE under the symbol “CFG,” and certain series of debt securities outstanding on the date hereof, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

Conflicts of Interest

Citizens Capital Markets, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”), is a wholly-owned subsidiary of Citizens Financial Group, Inc. and is therefore deemed to have a “conflict of interest” under Rule 5121 of FINRA. Any offering made by means of this prospectus in which Citizens Capital Markets, Inc. participates will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, Citizens Capital Markets, Inc. will not make sales in any such offering to any discretionary account without the prior written approval of the customer.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Sullivan & Cromwell LLP.

EXPERTS

The consolidated financial statements incorporated herein by reference from Citizens’ Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Citizens’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, that are incorporated herein by reference which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the Company changing its method for estimating the allowance for credit losses on January 1, 2020 due to the adoption of Financial Instruments—Credit Losses (Topic 326), and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Citizens Financial Group, Inc.

$400,000,000

5.641% Fixed-Reset Subordinated Notes Due 2037

Joint Book-Running Managers

BofA Securities	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley	Citizens Capital Markets

Co-Managers

Barclays	Credit Suisse	Wells Fargo Securities